Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements (Nos. 333-138888, 333-155673, 333-162477, 333-214778, 333-221845, 333-267725, 333-281967 and 333-281968) on Form S-3 and (Nos. 333-91141, 333-74920, 333-122806, 333-141185, 333-193139, 333-193140 and 333-256507) on Form S-8 of Plains All American Pipeline, L.P. of our report dated April 24, 2025, with respect to the consolidated financial statements of EPIC Crude Holdings, LP, which report appears in this Current Report on Form 8-K of Plains All American Pipeline, L.P. dated January 15, 2026.

/s/ KPMG LLP
San Antonio, Texas
January 15, 2026